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                                                                    EXHIBIT 99.1

                        ENCOMPASS SERVICES CORPORATION

                     2000 STOCK PERFORMANCE INCENTIVE PLAN

   1. Purpose. The purpose of this 2000 Stock Performance Incentive Plan (the "Plan") of Encompass Services Corporation, a Texas corporation (the "Company"), is to advance the interests of the Company and its shareholders by providing officers and other key employees with a strong incentive to work towards increasing the Company's stock price, thereby promoting a closer identity of interests between such persons and the Company's shareholders.

   2. Definitions.

     (1) "Board" means the Board of Directors of the Company.

     (2) "Change in Control" has the meaning ascribed to the definition of "Change of Control" in the Company's 2000 Stock Awards Plan.

     (3) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     (4) "Committee" means the Compensation Committee of the Board.

     (5) "Share" means a share of the common stock par value $.001 ("Stock"), of the Company and such other securities as may be substituted therefor pursuant to Section 4.

     (6) "Stock Price" means, as of any specified date, the mean of the high and low sales prices of the Stock (i) reported by any interdealer quotation system on which the Stock is quoted on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

   3. Stock Awards.

   (a) Number of Shares Available for Issuance. The Compensation Committee will have the authority to award up to a maximum of 1,200,000 Shares based upon attainment of the following Stock Price levels (which levels must be maintained for a period of at least 20 out of 30 consecutive trading days):

                                                   Cumulative
                                                   Number of
                                                     Shares
             Stock                                  that may
             Price                                 be Awarded
             -----                                 ----------
             $32.00                                  240,000
             $44.00                                  640,000
             $56.00                                1,200,000

   Notwithstanding the foregoing, in the event of a Change in Control of the Company, all 1,200,000 Shares shall be available for issuance under the Plan immediately prior to such Change in Control, without regard to satisfaction of the foregoing Stock Price levels, subject, however, to the Compensation Committee determining whether and to what extent the Shares shall be issued and delivered; in making such a determination, the Compensation Committee shall consider all factors it deems relevant, including, without limitation, the impact that any issuance and delivery of stock under the Plan would have on the relevant Change of Control transaction and upon the shareholders of the Company.

   (b) Eligibility for Award. The Committee (or its designee) shall administer and make all determinations under the Plan, including, without limitation, (i) the officers and key employees of the Company and its subsidiaries who are eligible to receive awards of Shares under the Plan, (ii) the number of Shares to be

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awarded to any officer or key employee based on such criteria as the Committee may establish; provided, however, that no individual may receive in any one calendar year an award of more than 250,000 Shares, (iii) whether to condition the delivery of Shares on satisfaction of other requirements (in addition to the achievement of the Stock Price levels set forth above), and (iv) whether to defer delivery of Shares that otherwise have been earned under the Plan. Except as provided in Section 5, the Board may perform any function of the Committee under the Plan, including, without limitation, for the purpose of ensuring that transactions under the Plan by employees who are then subject to
Section 16 of the Securities Exchange Act of 1934 are exempt under Rule 16b-3 issued thereunder. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board.

   4. Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Shares or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolutions, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to fulfill the intended purpose of the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares reserved and available for awards under Section 3(a), (ii) the Stock Price levels set forth in Section 3(a), and (iii) the number and kind of Shares specified in the annual per-employee limitation under Section 3(b).

   5. Performance-Based Awards. The Committee may, in its discretion, condition the award of Shares under the Plan on the achievement of performance objectives (in addition to satisfaction of the Stock Price levels set forth in Section 3(a)) in order to qualify such award as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder. The performance objectives for an award subject to this Section 5 shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 5. Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. Business criteria used by the Committee in establishing performance objectives for awards subject to this Section 5 shall be selected from among the following:

     (a) Annual return on capital;

     (b) Annual earnings or earnings per share;

     (c) Annual cash flow provided by operations;

     (d) Changes in annual revenues;

     (e) Stock Price; and/or

     (f) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

   The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Performance objectives may differ for such awards to different employees. The Committee shall specify the weight to be given to each performance objective for purposes of determining the final amount payable with respect to any such award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an award subject to this Section 5, but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Committee as to the achievement of performance objectives shall be in writing. The Committee may not delegate any responsibility with respect to an award subject to this Section 5.

   6. General Provisions.

   (a) Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or

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contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

   (b) Limitations on Transferability. Unless otherwise determined by the Committee, any right to receive Shares under the Plan will not be transferable by an employee except by will or the laws of descent and distribution or to a beneficiary in the event of the employee's death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors.

   (c) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any employee's employment or other person's service at any time.

   (d) Taxes. The Company is authorized to condition the delivery of any Shares under the Plan upon the employee's making a satisfactory provision to enable the Company or any subsidiary to satisfy its tax withholding obligation in connection with such delivery of Shares.

   (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Shares under the Plan without the consent of the shareholders or employees, except that any such action shall be subject to the approval of the Company's shareholders at or before the next annual meeting of shareholders for which the record date is after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval.

   (f) No Rights to Awards; No Shareholder Rights. No employee shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of employees. No award shall confer on any employee any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the employee in accordance with the terms of the award.

   (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to an employee pursuant to an award, nothing contained in the Plan or any award shall give any such employee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver Shares, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines.

   (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan, and such arrangements that may be either applicable generally or only in specific cases.

   (i) Governing law. The validity, construction and effect of the plan, any rules and regulations relating to the Plan and awards granted hereunder shall be determined in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and applicable federal law.

   (j) Effective Date; Plan Termination. The Plan shall become effective as of the date of its adoption by the Board and approval of the Company's shareholders and shall continue in effect until terminated by the Board.

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